Exhibit 5.1

Texas	Bracewell & Giuliani LLP
New York	111 Congress Avenue
Washington, DC	Suite 2300
Connecticut	Austin, Texas
Dubai	78701
Kazakhstan
London

October 26, 2009

Overstock.com, Inc.

6350 South 3000 East

Salt Lake City, Utah  84121

Ladies and Gentlemen:

We have acted as counsel to Overstock.com, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration and proposed offer and sale of up to 1,000,000 additional shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in connection with the Company’s 2005 Equity Incentive Plan, as amended to date (the “Plan”).  At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined or are familiar with originals or copies of (1) the Registration Statement; (2) the Certificate of Incorporation of the Company, as amended; (3) the Bylaws of the Company, as amended; (4) certain resolutions of the Board of Directors of the Company and (5) such other documents and records as we have deemed necessary and relevant for purposes hereof.  In addition, we have relied upon certificates of officers of the Company and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for as contemplated by the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, including the statutory provisions and also all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect, and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP